Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Plan Administrative Committee and Plan Participants of the

Travelers 401(k) Savings Plan:

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-114135) of the St. Paul Travelers Companies, Inc. of our report dated June 29, 2005 with respect to the financial statements of the Travelers 401(k) Savings Plan as of and for the years ended December 31, 2004 and 2003, and the related supplemental schedule, which report appears in the December 31, 2004 annual report on Form 11-K of the Travelers 401(k) Savings Plan.

/s/	KPMG LLP
KPMG LLP

Minneapolis, Minnesota
June 29, 2005